UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2022

Alignment Healthcare, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40295	46-5596242
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 W Town and Country Road Suite 1600
Orange, California		92868
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (844) 310-2247

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ALHC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 2, 2022 (the “Effective Date”), Alignment Healthcare, Inc. (the “Company”), Alignment Healthcare USA, LLC, an indirect subsidiary of the Company (the “Borrower”) and certain other subsidiaries of the Company (together with the Company and the Borrower, the “Borrower Parties”) entered into a term loan agreement (the “Loan Agreement”) with Oxford Finance LLC (“Oxford”), as administrative agent, collateral agent and a lender, and the other lenders from time to time party thereto (collectively, the “Lenders”), pursuant to which the Lenders have agreed to lend the Borrower an aggregate principal amount of up to $250.0 million in a series of term loans (the “Term Loans”). Pursuant to the Loan Agreement, the Borrower received an initial Term Loan of $165.0 million on the Effective Date (the “Initial Term Loan”) and may borrow up to an additional $85.0 million of Term Loans at its option (such additional Term Loans, the “Delayed Draw Term Loans”). Interest on the Term Loans is a variable rate equal to (i) the secured overnight financing rate administered by the Federal Reserve Bank of New York for a one-month tenor, subject to a floor of 1.00%, plus (ii) an applicable margin of 6.50%. All unpaid principal and accrued and unpaid interest with respect to each Term Loan is due and payable in full on September 1, 2027.

Substantially all of the proceeds from the Initial Term Loan were used to repay in full the $159.3 million aggregate principal amount, accrued interest (including “payment in kind” interest) and fees related to the Company’s existing term loan facility with CRG Servicing LLC, as well as certain fees and expenses payable to Oxford. Remaining borrowings under the Loan Agreement may be used for general working capital purposes and corporate purposes, to finance the making of permitted acquisitions and other investments, to finance capital expenditures and to pay fees, costs and expenses incurred in connection with the Loan Agreement transaction.

The Borrower’s obligations under the Loan Agreement are guaranteed by the Company and certain subsidiaries of the Company. In addition, pursuant to the terms of a Security Agreement entered into on the Effective Date (the “Security Agreement”), the Borrower Parties granted Oxford, as collateral agent, a first priority security interest in substantially all of such parties’ assets, including certain intellectual property and a pledge of the equity interests in certain subsidiaries, subject to customary exceptions. None of the Company’s health plan subsidiaries or other regulated entities are guarantors under the Loan Agreement.

The aggregate proceeds of Delayed Draw Term Loans drawn on or prior to June 30, 2024 may not exceed $50.0 million unless used for permitted acquisitions and may not exceed $35.0 million drawn on or after July 1, 2024. Delayed Draw Term Loans are subject to certain customary conditions, as well as a maximum permitted ratio of pro forma debt to trailing twelve-month revenue.

For certain prepayments of the Term Loans prior to the second anniversary of the Effective Date, the Borrower will be required to pay an prepayment fee ranging from 1.00% to 2.00% of the principal amount of the Term Loans being prepaid. The Borrower is required to prepay outstanding Term Loans from the net proceeds of certain asset sales.

The Loan Agreement includes financial covenants that require the Borrower Parties to (i) maintain minimum liquidity, as defined in the Loan Agreement, of $23.0 million and (ii) satisfy a maximum permitted ratio of debt to trailing twelve-month revenue, as set forth in the Loan Agreement. The Loan Agreement contains customary covenants that restrict the Company’s and its subsidiaries’ ability to incur indebtedness and liens and to make distributions, acquisitions, investments and restricted payments.

The Loan Agreement includes customary events of default, including, among others, payment defaults, breach of representations and warranties, covenant defaults, judgment defaults, insolvency and bankruptcy defaults, and change of control. The occurrence of an event of default could result in the acceleration of the obligations under the Loan Agreement, termination of the Term Loan commitments and the right to foreclose on the collateral securing the obligations. During the existence of an event of default, the outstanding Term Loans will accrue interest at a rate per annum equal to 2.00% plus the otherwise applicable interest rate.

The foregoing description of the terms of the Loan Agreement and Security Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Loan Agreement and Security Agreement, copies of which will be filed with the Securities and Exchange Commission as exhibits to the Company’s Quarterly Report on Form 10-Q for the three months ending September 30, 2022.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALIGNMENT HEALTHCARE, INC.

Date:	September 6, 2022	By:	/s/ Thomas Freeman
Thomas Freeman Chief Financial Officer